Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-209131) on Form S-1 of XG Sciences, Inc. of our report dated April 1, 2019, relating to the financial statements appearing in this Annual Report on Form 10-K of XG Sciences, Inc. for the year ended December 31, 2018.

/s/ RSM US LLP

Detroit, Michigan

April 1, 2019